Exhibt 10-14

                               AGREEMENT

  This Agreement is made this 11th day of April, 1997 by and between High Plains Corporation (High Plains or HPC), a Kansas corporation, and Stanley E. Larson (Larson), an individual resident of Tucson, Arizona.

  Whereas, Larson is currently the President and Chairman of the Board of High Plains pursuant to that certain Employment Agreement dated April 1, 1995; and,

  Whereas, Larson and the Board of Directors of High Plains have reached an agreement pursuant to which Larson will resign as an officer and director, and agree to the termination of his Employment Contract, in return for the consideration set forth herein.

  Therefore, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

  1. By his signature below, Larson hereby resigns, effective immediately, his positions as an officer, board member, and Chairman of the Board, of High Plains. Larson further agrees that his Employment Contract with High Plains is terminated, effectively immediately; that neither he nor High Plains shall be under any further obligation to each other pursuant to the terms of said Employment Contract except for the provisions of paragraphs 9, 10, 11, 12, and 13, which specifically survive the termination of that contract, and which the parties agree shall be effective and in force until July 1, 2000; and that each party hereby waives any and all claims against the other arising out of the Employment Contract, the employment relationship, or the termination thereof.

  2. Larson agrees to terminate the Vehicle Lease Agreement dated May 29, 1996 with High Plains in accordance with its terms, by paying to High Plains the sum of $24,048, representing the unearned portion of the lease prepayment made on the vehicle by High Plains. Upon receipt of this amount, High Plains will release to Larson any right title or interest it may have in the vehicle covered by said lease.

  3. Larson agrees to immediately surrender for cancellation 388,761 options to purchase common stock of High Plains previously granted to him by the company. He may retain the 10,000 options that were granted on May 8, 1996 with an exercise price of $3.50, under the terms of the High Plains Corporation Stock Option Plan, and the Stock Option Agreement, which require these options to be exercised within 90 days of termination of employment, or they will expire. The parties acknowledge that the options previously issued to Larson pursuant to the High Plains Corporation Employee Stock Purchase Plan (ESPP) were exercised by Larson on April 10, 1997.


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  4.  In consideration of the termination of Larson's employment contract, High Plains agrees to pay to Larson an amount equal to the payments High Plains would have made for bonus payments (pursuant to paragraph 5(b) of the Employment Contract) over the remaining term of the contract (expiring July 1, 2000), even though Larson will no longer be an employee of High Plains.
Larson specifically waives any additional benefits which would have been due and payable under the Employment Contract, except as otherwise specifically set forth below. Payments shall be made quarterly for these bonus amounts, in accordance with the payment terms which were set forth in the contract. Additionaly, High Plains agrees to grant to Larson the following options to purchase High Plains' common stock:

  14,000 non-qualified options to be granted on August 1, 1997, under the terms of the company's 1992 Stock Option Plan, at an exercise price equal to one-half of the lowest closing price achieved by the company's stock between May 1, 1997 and August 1, 1997 (in replacement of the options Larson would have received under the ESPP if he were still an employee as of August 1, 1997). These options will terminate if not exercised on or before April 10, 2001, or in the event of Larson's death prior to that time, within 12 months after the date of his death, but not later than April 10, 2001.

  5. The parties further agree to enter into a consulting arrangement whereby Larson will consult for High Plains on an as needed basis at the request of High Plains and in the areas of his expertise. The parties currently contemplate these services to include areas such as legislative initiatives, public relations, and assistance in reviewing and evaluating merger and acquisition opportunities. Larson also agrees to cooperate with High Plains in the prosecution or defense of pending or future litigation involving the company. This consulting agreement shall continue until July 1, 2000, and Larson agrees to use his best efforts to make himself available to perform these services as reasonably requested by High Plains. However, both parties agree that Larson is no longer an employee of High Plains, and that his status as a consultant will be on individual matters specifically requested by the High Plains Corporation Board of Directors. Larson shall have no authority to contract on behalf of High Plains, or to commit High Plains to any obligation or agreement, but only to advise the Board regarding requested matters. Any expenses incurred by Larson in this consulting capacity on requested matters shall be subject to reimbursement by High Plains.

  6. In consideration of this consulting agreement High Plains agrees to pay to Larson payments equal to those that High Plains would have made as salary pursuant to paragraph 5(a) of the Employment Contract over the remaining term of the contract (expiring July 1, 2000). These payments shall be made at least monthly, however, the parties agree that these salary amounts may



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be prepaid at any time if High Plains determines in its discretion that it can do so without impairing its cash flow requirements.
In the event of either the termination of this consulting agreement or the death of Larson prior to full payment of the amounts due under this paragraph 6, the amounts payable in replacement of the salary portion of the Employment Contract shall continue to be paid to Larson or his estate until paid in full, but all other payments or benefits provided for in this paragraph
6 shall terminate immediately. Any options already granted shall be retained by Larson, but no additional options shall be granted after Larson's death or termination of the Consulting Agreement. The consulting agreement may be terminated at any time by Larson upon written notice to High Plains, and shall be considered terminated automatically upon Larson's death. As additional consideration for the services to be provided by Larson pursuant to this consulting agreement, High Plains agrees to grant to Larson the following options to purchase High Plains common stock:

  a. 50,000 non-qualified options to be granted on April 11, 1997, under the terms of the company's 1992 Stock
      Option Plan, at an exercise price equal to the closing price of the stock on April 11, 1997.

  b. 50,000 non-qualified options to be granted on April 11, 1998, under the terms of the company's 1992 Stock
      Option Plan, at an exercise price equal to the closing price of the stock on April 13, 1998.

  c. 50,000 non-qualified options to be granted on April 11, 1999, under the terms of the company's 1992 Stock
      Option Plan, at an exercise price equal to the closing price of the stock on April 12, 1999.

All of these options shall expire if not exercised on or before the earlier of either April 10, 2001, or 12 months following the termination of the consulting agreement as described above.

    In witness whereof, the parties have executed this agreement as of the day and year first written above.

HIGH PLAINS CORPORATION                           LARSON


By_s/H.T. Ritchie____________                     s/Stanley E. Larson______
  H.T. Ritchie                                    Stanley E. Larson
  Chairman,
  Compensation Committee